April 23, 2015	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release: Immediately
Refer to:     (317) 277-6524; lauren_zierke@lilly.com; Lauren Zierke (Media)
(317) 655-6874; johnson_philip_l@lilly.com; Philip Johnson (Investors)

Lilly Reports First-Quarter 2015 Results

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Revenue declined 1 percent due to the unfavorable impact of foreign exchange rates and the continuing impact of Cymbalta and Evista patent expirations, largely offset by the inclusion of revenue from Novartis Animal Health, higher U.S. prices, and increased volume for several products.

•	First-quarter 2015 earnings per share were $0.50 (reported), or $0.87 (non-GAAP).

•	2015 year-to-date pipeline advancements include an FDA approval, 2 FDA submissions, 2 positive Phase III data readouts, and an FDA decision allowing the resumption of Phase III studies for tanezumab.

•	2015 reported EPS guidance was revised to be in the range of $2.21 to $2.31; non-GAAP EPS guidance range was reaffirmed at $3.10 to $3.20.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the first quarter of 2015.

$ in millions, except per share data	First Quarter		%
	2015	2014	Change
Revenue – Reported	$4,644.7	$4,683.1	(1)%
Net Income – Reported	529.5	727.9	(27)%
EPS – Reported	0.50	0.68	(26)%

Revenue - non-GAAP	4,644.7	4,934.9	(6)%
Net Income – non-GAAP	923.7	797.7	16%
EPS – non-GAAP	0.87	0.74	18%

Certain financial information for 2015 and 2014 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP measures exclude the items described in the reconciliation tables later in the release. Non-GAAP measures in 2014 include the results of Novartis Animal Health as if the acquisition and the financing for the acquisition had occurred as of January 1, 2014. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company’s business. The company’s 2015 financial guidance is also being provided on both a reported and a non-GAAP basis. Non-GAAP financial measures for all periods presented also exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

“While our first-quarter revenue reflects the impact of foreign exchange headwinds and the lingering effects of U.S. patent expirations for Cymbalta and Evista, Lilly remains on track to return to growth in 2015 driven by excellent progress in our innovation-based strategy,” said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “Recent new product launches, the growing success of our late-stage pipeline, and the recent acquisition of Novartis Animal Health reinforce our confidence in our future. Results in the first quarter also reflect ongoing cost-containment efforts, even as we continue to make the appropriate investments in both internal and external innovation necessary to sustain our pipeline for the future.”

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Key Events Over the Last Three Months

•	Cyramza® (ramucirumab) achieved a number of development and commercialization milestones:

◦	Launched in the U.S. for second-line metastatic non-small cell lung cancer

◦	Launched in the EU for advanced second-line gastric cancer

◦	Approved in Japan for patients with unresectable, advanced or recurrent gastric cancer. The company expects to launch in mid-2015.

◦	Submitted in the U.S. and the EU for second-line metastatic colorectal cancer

◦	Submitted in the EU for second-line metastatic non-small cell lung cancer.

•
The U.S. Food and Drug Administration (FDA) approved Glyxambi® (empagliflozin/linagliptin) tablets as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes when both empagliflozin and linagliptin are appropriate treatments. Glyxambi is part of the company’s diabetes collaboration with Boehringer Ingelheim. Glyxambi has now been launched in the U.S.

•
The company and Boehringer Ingelheim announced that Boehringer Ingelheim has received a positive opinion from the Committee for Medicinal Products for Human Use of the European Medicines Agency (EMA), recommending approval for a single-pill combination therapy with empagliflozin/metformin hydrochloride for the treatment of adults with type 2 diabetes. If approved, the new therapy will be marketed under the name Synjardy® in Europe.

•
The company will delay the submission of basal insulin peglispro (BIL), a potential once-daily treatment for type 1 and type 2 diabetes, to regulatory agencies until after 2016. The delay includes filings with the FDA and the EMA in order to generate additional clinical data to further understand and characterize the potential effects, if any, of changes in liver fat observed with BIL treatment in the Phase III trials.

•	The company submitted ixekizumab to the FDA for the treatment of moderate-to-severe plaque psoriasis.

•	The company announced that the investigational medicine ixekizumab was statistically superior to placebo in the treatment of patients with active psoriatic arthritis, as demonstrated

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by the proportion of patients achieving an ACR 20 response in a Phase III trial.

•
The company and Incyte Corporation announced that the investigational medicine baricitinib demonstrated a statistically significant improvement compared to placebo in a second consecutive Phase III trial in rheumatoid arthritis. The study included patients with moderately to severely active rheumatoid arthritis who had an inadequate response to, or were intolerant of, at least one conventional disease-modifying antirheumatic drug.

•
The company and Pfizer Inc. announced that the Phase III clinical program for tanezumab, a potential treatment for chronic pain, will resume. As a result, Lilly paid $200 million to Pfizer in accordance with the collaboration agreement. This announcement follows a decision by the FDA to lift the partial clinical hold on the tanezumab development program after a review of a robust body of nonclinical data characterizing the sympathetic nervous system's response to tanezumab.

•
Enrollment in the Phase III clinical study for the investigational medicine solanezumab is now complete. Solanezumab is the company’s monoclonal antibody being studied as a potential therapy for patients with mild Alzheimer’s disease. The company now expects the last patient visit to occur in October 2016.

•
The company and Innovent Biologics Inc. (Innovent) announced one of the largest biotech drug development collaborations in China to date between a multinational and domestic company. Lilly and Innovent will collaborate to support the development and potential commercialization of at least three cancer treatments over the next decade.

•
The company and Hanmi Pharmaceutical Co., Ltd. (Hanmi) announced an exclusive license and collaboration agreement for the development and commercialization of Hanmi's oral Bruton's tyrosine kinase (BTK) inhibitor for the treatment of autoimmune and other diseases. This small molecule is ready to enter Phase II trials.

•
The company has restructured its agreement with Bristol-Myers Squibb Company to transfer rights of Erbitux® (cetuximab) in North America, including the U.S., Canada, and Puerto Rico, from Bristol-Myers Squibb to Lilly. Rights include, but are not limited to, full commercialization and manufacturing operational responsibilities. The transition is expected to

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be completed in the fourth quarter of 2015.

•
The German Court of Appeal has ruled that the company's vitamin regimen patent for Alimta® (pemetrexed disodium) would not be infringed by a generic competitor that intends to market a dipotassium salt form of pemetrexed in Germany once the compound patent expires in December 2015. The company has asked for permission to appeal this ruling to the German Supreme Court.

First-Quarter Reported Results
In the first quarter of 2015, worldwide revenue was $4.645 billion, a decline of 1 percent compared with the first quarter of 2014. The change in revenue included a 6 percent decline due to the unfavorable impact of foreign exchange rates, largely offset by increases of 3 percent due to higher prices and 3 percent due to increased volume. The 3 percent increase in worldwide volume was primarily due to the inclusion of revenue from Novartis Animal Health, U.S. wholesaler buying patterns, and increased volumes for several other products including Cyramza and Humalog®. These worldwide volume increases were partially offset by lower demand for Cymbalta® and Evista®, largely due to U.S. patent expirations in December 2013 and March 2014, respectively. Revenue in the U.S. increased 6 percent to $2.197 billion, driven primarily by higher prices, wholesaler buying patterns, increased volumes for Cyramza, and the inclusion of revenue from Novartis Animal Health, partially offset by lower demand for Cymbalta and Evista following patent expirations. Revenue outside the U.S. decreased 6 percent to $2.447 billion, driven by the unfavorable impact of foreign exchange rates, partially offset by the inclusion of revenue from Novartis Animal Health.

Gross margin remained relatively flat at $3.452 billion in the first quarter of 2015, as lower revenues were offset by lower cost of sales. The decline in cost of sales was driven by the favorable impact of foreign exchange rates on international inventories sold and lower volumes of Cymbalta and Evista, partially offset by the inclusion of Novartis Animal Health and inventory step-up costs. Gross margin as a percent of revenue was 74.3 percent, an increase of 0.4 percentage points compared with the first quarter of 2014. The increase in gross margin percent was primarily due to the favorable impact of

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foreign exchange rates, partially offset by the inclusion of Novartis Animal Health and inventory step-up costs.

Operating expenses in the first quarter of 2015, defined as the sum of research and development, and marketing, selling, and administrative expenses, were $2.563 billion, a decline of 1 percent compared with the first quarter of 2014. Research and development expenses decreased 6 percent to $1.039 billion, or 22.4 percent of revenue, driven primarily by lower late-stage clinical development costs and, to a lesser extent, the favorable impact of foreign exchange rates, partially offset by expenses of Novartis Animal Health. Marketing, selling, and administrative expenses increased 3 percent to $1.523 billion, due primarily to expenses of Novartis Animal Health and marketing and selling expenses related to the launches of TrulicityTM and Jardiance®, partially offset by the favorable impact of foreign exchange rates and ongoing cost-containment measures.

In the first quarter of 2015, the company recognized acquired in-process research and development charges of $256.0 million. These charges included a $200.0 million payment to Pfizer following an FDA decision allowing the resumption of Phase III clinical trials for tanezumab and a $56.0 million payment to Innovent associated with a collaboration to develop potential oncology therapies. There were no acquired in-process research and development charges in the first quarter of 2014.

In the first quarter of 2015, the company recognized asset impairment, restructuring, and other special charges of $108.0 million. The 2015 charges primarily relate to integration, severance costs, and intangible asset impairments due to product rationalization resulting from the acquisition of Novartis Animal Health. In the first quarter of 2014, the company recognized asset impairment, restructuring, and other special charges of $31.4 million. The 2014 charges were primarily related to severance costs for actions taken to reduce the company's cost structure.

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Operating income in the first quarter of 2015 was $525.2 million, a decline of 37 percent compared with the first quarter of 2014, primarily driven by higher acquired in-process research and development charges and asset impairment, restructuring, and other special charges.

Other income (expense) was income of $92.7 million in the first quarter of 2015, compared with income of $56.0 million in the first quarter of 2014. Other income in 2015 reflects a favorable legal judgment and net gains on investments.

The effective tax rate was 14.3 percent in the first quarter of 2015, compared with 18.3 percent in the first quarter of 2014. The decrease in the effective tax rate for the first quarter of 2015 is primarily due to the tax impact of acquired in-process research and development charges and asset impairment, restructuring, and other special charges. The effective tax rate for the first quarter of 2014 includes a discrete tax benefit of approximately $30 million. Neither period includes the benefit of certain expired U.S. tax provisions, including the R&D tax credit.

In the first quarter of 2015, net income decreased 27 percent to $529.5 million, and earnings per share decreased 26 percent to $0.50, compared with the first quarter of 2014 when net income was $727.9 million and earnings per share were $0.68. The declines in net income and earnings per share were driven by lower operating income, partially offset by a lower effective tax rate in 2015 and increased other income. Earnings per share benefited slightly from a lower number of shares outstanding in the first quarter of 2015 compared with the first quarter of 2014.

First-Quarter 2015 Non-GAAP Measures
On a non-GAAP basis, worldwide revenue was $4.645 billion in the first quarter of 2015, a decline of 6 percent compared with the first quarter of 2014. The revenue decline was driven by the unfavorable impact of foreign exchange rates and lower demand for Cymbalta and Evista following U.S. patent expirations, partially offset by higher prices and wholesaler buying patterns, as well as increased volumes for several other products including Cyramza and Humalog. U.S. revenue increased 2 percent

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to $2.197 billion, driven primarily by higher prices, wholesaler buying patterns, and increased volume for Cyramza, partially offset by lower demand for Cymbalta and Evista following patent expirations. Revenue outside the U.S. decreased 12 percent to $2.447 billion, driven by the unfavorable impact of foreign exchange rates. Excluding the unfavorable impact of foreign exchange rates, worldwide revenue was essentially unchanged.

Gross margin declined 1 percent to $3.632 billion in the first quarter of 2015, as lower revenues were largely offset by lower cost of sales. The decline in cost of sales was driven by the favorable impact of foreign exchange rates on international inventories sold and lower volumes of Cymbalta and Evista. Gross margin as a percent of revenue was 78.2 percent, an increase of 3.6 percentage points compared with the first quarter of 2014. The increase in gross margin percent was due to the impact of foreign exchange rates.

Operating expenses in the first quarter of 2015 were $2.527 billion, a decline of 7 percent compared with the first quarter of 2014. Research and development expenses decreased 9 percent to $1.039 billion, or 22.4 percent of revenue, driven primarily by lower late-stage clinical development costs and, to a lesser extent, the favorable impact of foreign exchange rates. Marketing, selling, and administrative expenses decreased 6 percent to $1.488 billion, due primarily to the favorable impact of foreign exchange rates and ongoing cost containment measures, partially offset by marketing and selling expenses related to the launches of Trulicity and Jardiance.

Other income (expense) was income of $92.7 million in the first quarter of 2015, compared with income of $35.8 million in the first quarter of 2014. Other income in 2015 reflects a favorable legal judgment and net gains on investments. Other income in 2014 reflects interest expense for Novartis Animal Health as if the financing for the acquisition had occurred as of January 1, 2014.

The effective tax rate increased to 22.9 percent, compared with 19.9 percent in the first quarter of 2014 due to a discrete tax benefit of approximately $30 million in 2014.

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Net income increased 16 percent to $923.7 million, and earnings per share increased 18 percent to $0.87, compared with $797.7 million and $0.74, respectively, during the first quarter of 2014. The increases were driven by higher operating income and other income, partially offset by a higher effective tax rate. Earnings per share benefited slightly from a lower number of shares outstanding in the first quarter of 2015 compared with the first quarter of 2014.

For further detail, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this release.

	First Quarter
	2015	2014	% Change
Earnings per share (reported)	$0.50	$0.68	(26)%
Novartis Animal Health 2014 results	—	(.03)
Novartis Animal Health inventory step-up	.04	—
Amortization of intangible assets	.10	.08
Acquired in-process research and development	.15	—
Asset impairment, restructuring, and other special charges	.07	.02
Earnings per share (non-GAAP)	$0.87	$0.74	18%
Numbers do not add due to rounding.

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Select Revenue Highlights
(Dollars in millions)	First Quarter		% Change
	2015	2014
Humalog	$684.0	$650.0	5%
Alimta	573.0	632.0	(9)%
Cialis®	538.3	532.4	1%
Humulin®	315.7	316.2	0%
Forteo®	293.0	300.4	(2)%
Cymbalta	287.0	478.2	(40)%
Zyprexa®	219.5	283.1	(22)%
Strattera®	173.7	154.4	13%
Effient®	121.8	119.3	2%
Trajenta®(a)	82.3	76.9	7%
Cyramza	67.5	—	NM
Evista	66.8	150.1	(55)%
Animal Health	749.8	527.4	42%
Total Revenue	$4,644.7	$4,683.1	(1)%
(a)Trajenta revenue includes Jentadueto®
NM – not meaningful

Humalog
For the first quarter of 2015, worldwide Humalog sales increased 5 percent to $684.0 million. Sales in the U.S. increased 12 percent to $420.6 million, driven by wholesaler buying patterns and higher prices. Sales outside the U.S. decreased 4 percent to $263.4 million, driven by the unfavorable impact of foreign exchange rates, partially offset by increased volume.

Alimta
For the first quarter of 2015, Alimta generated sales of $573.0 million, a decline of 9 percent compared with the first quarter of 2014. U.S. sales of Alimta increased 3 percent to $252.7 million,

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driven by higher net effective selling prices. Sales outside the U.S. decreased 17 percent to $320.3 million, driven by the unfavorable impact of foreign exchange rates and lower prices.

Cialis
Cialis sales for the first quarter of 2015 increased 1 percent to $538.3 million. U.S. sales of Cialis were $247.1 million, a 20 percent increase compared with the first quarter of 2014, driven by higher prices and, to a lesser extent, wholesaler buying patterns. Sales of Cialis outside the U.S. decreased 11 percent to $291.2 million, driven by the unfavorable impact of foreign exchange rates.

Humulin
Worldwide Humulin sales of $315.7 million for the first quarter of 2015 were essentially flat compared with the first quarter of 2014. U.S. sales increased 16 percent to $179.5 million, driven primarily by higher prices and wholesaler buying patterns, partially offset by lower demand. Sales outside the U.S. decreased 16 percent to $136.2 million, driven by the unfavorable impact of foreign exchange rates and decreased volume.

Forteo
First-quarter 2015 sales of Forteo were $293.0 million, a 2 percent decline compared with the first quarter of 2014. U.S. sales of Forteo increased 21 percent to $122.0 million, driven by higher prices and wholesaler buying patterns, partially offset by lower demand. Sales outside the U.S. decreased 14 percent to $171.0 million, driven by the unfavorable impact of foreign exchange rates.

Cymbalta
For the first quarter of 2015, Cymbalta generated $287.0 million in revenue, a decrease of 40 percent compared with the first quarter of 2014. U.S. sales of Cymbalta decreased 69 percent to $54.4 million, due to the loss of U.S. patent exclusivity in December 2013. Sales of Cymbalta outside the U.S. were $232.6 million, a decline of 23 percent, driven by the unfavorable impact of foreign exchange rates, as

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well as decreased volume and lower prices due to the entrance of generic competitors in select European markets following the loss of data package protection in 2014.

Zyprexa
In the first quarter of 2015, Zyprexa sales totaled $219.5 million, a decline of 22 percent compared with the first quarter of 2014. U.S. sales of Zyprexa decreased 2 percent to $26.6 million. Zyprexa sales outside the U.S. decreased 25 percent to $192.9 million, due to lower volume in Japan, the unfavorable impact of foreign exchange rates, and, to a lesser extent, lower prices.

Strattera
During the first quarter of 2015, Strattera generated $173.7 million of sales, an increase of 13 percent compared with the first quarter of 2014. U.S. sales increased 31 percent to $108.5 million, driven primarily by higher prices. Sales outside the U.S. decreased 9 percent to $65.2 million, driven by the unfavorable impact of foreign exchange rates, partially offset by increased volume.

Effient
Effient sales were $121.8 million in the first quarter of 2015, an increase of 2 percent compared with the first quarter of 2014. U.S. Effient sales increased 8 percent to $94.6 million, driven by higher prices, partially offset by lower demand. Sales outside the U.S. decreased 14 percent to $27.2 million, driven by the unfavorable impact of foreign exchange rates.

Evista
Evista sales for the first quarter of 2015 were $66.8 million, a decline of 55 percent compared to the first quarter of 2014. U.S. sales of Evista decreased 75 percent to $24.2 million, due to the loss of U.S. patent exclusivity in March 2014. Sales outside the U.S. decreased 18 percent to $42.6 million, driven by the unfavorable impact of foreign exchange rates and, to a lesser extent, lower volume.

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Animal Health
In the first quarter of 2015, worldwide animal health sales totaled $749.8 million, an increase of 42 percent compared with the first quarter of 2014. U.S. animal health sales increased 16 percent to $356.8 million, and animal health sales outside the U.S. increased 79 percent to $393.0 million. The increases were primarily driven by the inclusion of revenue from Novartis Animal Health and, to a lesser extent, the inclusion of revenue from Lohmann Animal Health.

Including the sales of Novartis Animal Health in 2014, worldwide animal health sales decreased 4 percent, U.S. animal health sales decreased 3 percent, and animal health sales outside the U.S. decreased 4 percent. The decrease in U.S. animal health sales was primarily driven by lower volume due to increased competition for companion animal products. The decrease in animal health sales outside the U.S. was driven by the unfavorable impact of foreign exchange rates, partially offset by the inclusion of revenue from Lohmann Animal Health and higher prices for food animal products. Including the sales of Novartis Animal Health in 2014 and excluding the unfavorable impact of foreign exchange rates, worldwide animal health sales increased 2 percent.

2015 Financial Guidance

The company has revised certain elements of its 2015 financial guidance on a reported basis. Full-year 2015 earnings per share are now expected to be in the range of $2.21 to $2.31 on a reported basis. The company has reconfirmed all elements of its 2015 financial guidance on a non-GAAP basis. On a non-GAAP basis, full-year 2015 earnings per share are still expected to be in the range of $3.10 to $3.20.

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2015 Expectations
Earnings per share (reported)	$2.21 to $2.31
Amortization of intangible assets including the impact of the transfer of Erbitux rights	.39
Acquired in-process research and development charges associated with Pfizer, Innovent, and Hanmi collaborations	.19
Asset impairment, restructuring, integration, and inventory step-up costs, primarily related to the acquisition of Novartis Animal Health	.31
Earnings per share (non-GAAP)	$3.10 to $3.20
Amortization and inventory step-up costs associated with the Novartis Animal Health and Erbitux rights acquisitions are subject to final acquisition accounting adjustments. Numbers do not add due to rounding.

The company still anticipates 2015 revenue of between $19.5 billion and $20.0 billion.

The company now anticipates that gross margin as a percent of revenue will be approximately 74.5 percent on a reported basis due to the impact of the transfer of Erbitux rights. On a non-GAAP basis, gross margin as a percent of revenue is still expected to be approximately 78.0 percent, reflecting the exclusion of inventory step-up costs associated with the acquisition of Novartis Animal Health as well as amortization of intangibles.

Marketing, selling, and administrative expenses on a reported basis are now expected to be in the range of $6.4 billion to $6.7 billion due to revised acquisition accounting adjustments associated with the inclusion of Novartis Animal Health. On a non-GAAP basis, marketing, selling, and administrative expenses are still expected to be in the range of $6.3 billion to $6.6 billion. Research and development expenses are still expected to be in the range of $4.7 billion to $4.9 billion.

Other income (expense) is still expected to be in a range between $75 million and $125 million of income on a reported and non-GAAP basis.

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The 2015 tax rate is now expected to be approximately 16.5 percent on a reported basis due to the tax impact of acquired in-process research and development charges and asset impairment, restructuring, and other special charges. The non-GAAP tax rate is still expected to be approximately 21.5 percent. Both rates assume a full-year 2015 benefit of the R&D tax credit and other tax provisions up for extension. If these items are not extended, the non-GAAP 2015 tax rate would be approximately 1.5 percentage points higher.

Capital expenditures are still expected to be approximately $1.3 billion.

The following table summarizes the company’s 2015 financial guidance:

2015 Guidance
	Prior	Revised
Revenue	$19.5 to $20.0 billion	$19.5 to $20.0 billion

Gross Margin % of Revenue (reported)	Approx. 75.0%	Approx. 74.5%
Gross Margin % of Revenue (non-GAAP)	Approx. 78.0%	Approx. 78.0%

Marketing, Selling, & Admin (reported)	$6.5 to $6.8 billion	$6.4 to $6.7 billion
Marketing, Selling, & Admin (non-GAAP)	$6.3 to $6.6 billion	$6.3 to $6.6 billion

Research & Development	$4.7 to $4.9 billion	$4.7 to $4.9 billion

Other Income/(Expense)	$75 to $125 million	$75 to $125 million

Tax Rate (reported)	Approx. 18.5%	Approx. 16.5%
Tax Rate (non-GAAP)	Approx. 21.5%	Approx. 21.5%

Earnings per share (reported)	$2.40 to $2.50	$2.21 to $2.31
Earnings per share (non-GAAP)	$3.10 to $3.20	$3.10 to $3.20

Capital Expenditures	Approx. $1.3 billion	Approx. $1.3 billion

The company's 2015 financial guidance is subject to final acquisition accounting adjustments for the acquisitions of Novartis Animal Health and Erbitux rights.

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Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the first-quarter 2015 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will begin at 9:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website.

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving current or future products; the extent to which third-party indemnification obligations relating to product liability litigation and similar matters will be performed; unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; changes in tax law and regulations; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the U.S. Securities and Exchange Commission (SEC); acquisitions and business development transactions and related integration considerations; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company's latest Form 10-K filed with the SEC. You should not place undue reliance on forward-looking

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statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

#    #    #

Alimta® (pemetrexed disodium, Lilly)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Cyramza® (ramucirumab, Lilly)
Effient® (prasugrel, Lilly)
Erbitux® (cetuximab, Bristol-Myers Squibb Company)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Jentadueto® (linagliptin/metformin, Boehringer Ingelheim)
Sentinel® (lufenuron and milbemycin oxime, Virbac)
Strattera® (atomoxetine hydrochloride, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Trajenta® (linagliptin, Boehringer Ingelheim)
TrulicityTM (dulaglutide, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information
March 31, 2015            December 31, 2014
Worldwide Employees         41,300*             39,135

*Employment totals as of March 31, 2015, reflect approximately 2,848 additions from the acquisition of Novartis Animal Health.

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended
	March 31,
	2015	2014	% Chg.

Revenue	$4,644.7	$4,683.1	(1)%

Cost of sales	1,192.7	1,222.7	(2)%
Research and development	1,039.3	1,109.3	(6)%
Marketing, selling and administrative	1,523.5	1,484.9	3%
Acquired in-process research and development	256.0	—	NM
Asset impairment, restructuring, and other special charges	108.0	31.4	NM

Operating income	525.2	834.8	(37)%

Net interest income (expense)	(19.5)	(3.4)
Other income – Special	—	—
Net other income (expense)	112.2	59.4
Other income (expense)	92.7	56.0	66%

Income before income taxes	617.9	890.8	(31)%
Income taxes	88.4	162.9	(46)%

Net income	$529.5	$727.9	(27)%

Earnings per share – diluted	$0.50	$0.68	(26)%

Dividends paid per share	$0.50	$0.49	2%
Weighted-average shares outstanding (thousands) – diluted	1,067,036	1,075,836
NM – not meaningful

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Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)(a)
(Dollars in millions, except per share data)

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014

	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted	GAAP Reported	Adjustments(d)	Non-GAAP Adjusted

Revenue	$4,644.7	$—	$4,644.7	$4,683.1	$251.8	$4,934.9

Cost of sales	1,192.7	(180.4)	1,012.3	1,222.7	30.8	1,253.5

Operating expenses(b)	2,562.8	(35.8)	2,527.0	2,594.2	127.6	2,721.8
Acquired in-process research and development	256.0	(256.0)	—	—	—	—
Asset impairment, restructuring and other special charges	108.0	(108.0)	—	31.4	(31.4)	—

Other income (expense)	92.7	—	92.7	56.0	(20.2)	35.8

Income taxes	88.4	186.0	274.4	162.9	34.7	197.6

Net income	$529.5	$394.2	$923.7	$727.9	$69.8	$797.7

Earnings per share – diluted	$0.50	$0.37	$0.87	$0.68	$0.06	$0.74
Numbers may not add due to rounding.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company's non-GAAP measures adjust reported results to exclude items that are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. Non-GAAP adjusted amounts for 2014 assume the Novartis Animal Health acquisition was completed on January 1, 2014. Beginning in 2015, non-GAAP financial measures for periods presented also exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

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(b)	Operating expenses include research and development, marketing, selling and administrative expenses.

(c)	Adjustments to certain GAAP reported measures for the three months ended March 31, 2015, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D(ii)	Inventory step-up(iii)	Other specified items(iv)	Total Adjustments
Revenue	$—	$—	$—	$—	$—

Cost of sales	(116.9)	—	(63.5)	—	(180.4)

Operating expenses	(35.8)	—	—	—	(35.8)
Acquired in-process research and development	—	(256.0)	—	—	(256.0)
Asset impairment, restructuring and other special charges	—	—	—	(108.0)	(108.0)

Other income (expense)	—	—	—	—	—

Income taxes	50.4	89.6	18.1	27.9	186.0

Net income	$102.3	$166.4	$45.4	$80.1	$394.2

Earnings per share – diluted	$0.10	$0.15	$0.04	$0.07	$0.37
Numbers may not add due to rounding.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs include a $200.0 million payment to Pfizer following the FDA decision allowing the resumption of the Phase III clinical program for tanezumab and a $56.0 million charge associated with a collaboration with Innovent to develop potential oncology therapies.

iii.	Exclude inventory step-up costs associated with the acquisition of Novartis Animal Health.

iv.	Exclude costs associated with restructuring to reduce the company’s cost structure, asset impairments, and integration costs associated with the acquisition of Novartis Animal Health.

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(d)	Adjustments to certain GAAP reported measures for the three months ended March 31, 2014, include the following:

(Dollars in millions, except per share data)	Novartis Animal Health(i)	Legacy Amortization(ii)	Other specified items(iii)	Total Adjustments
Revenue	$251.8	$—	$—	$251.8

Cost of sales	123.3	(92.4)	—	30.8

Operating expenses	164.0	(36.4)	—	127.6
Acquired in-process research and development	—	—	—	—
Asset impairment, restructuring and other special charges	—	—	(31.4)	(31.4)

Other income (expense)	(20.2)	—	—	(20.2)

Income taxes	(18.8)	44.1	9.4	34.7

Net income	$(36.9)	$84.7	$22.0	$69.8

Earnings per share – diluted	$(0.03)	$0.08	$0.02	$0.06
Numbers may not add due to rounding.

i.
Inclusion of the results of Novartis Animal Health as if the acquisition and the financing for the acquisition had occurred as of January 1, 2014. Amounts reflect GAAP reported measures of Novartis Animal Health, adjusted as follows:

1.	Exclude results associated with the Sentinel® canine parasiticide franchise in the U.S., which was divested following the closing of the acquisition

2.	Exclude amortization of intangibles

3.	Exclude integration and inventory step-up costs

4.	Other miscellaneous adjustments.

ii.	Exclude legacy amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

iii.	Exclude costs primarily associated with restructuring to reduce the company’s cost structure.

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